Exhibit 12
                            THE ALLSTATE COPRORATION
                 COMPUTATION OF EARNINGS TO FIXED CHARGES RATIO


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
                                       For the six months
                                             ended                                       For the year ended
                                            June 30,                                         December 31,
                                       ---------------------------------------------------------------------------------------------
     (in millions)                      2004           2003          2003           2002          2001          2000           1999
                                        ----           ----          ----           ----          ----          ----           ----

1.   Income from operations before
     income taxes, dividends on
     redeemable preferred
     securities of subisidiary
     trusts, and cumulative effect
     of change in accounting
     principle                         $3,070         $1,590        $3,571         $1,540        $1,285        $3,047         $3,907

2.   Dividends from less than
     50% ownded subsidiary                  -              -             -              -             -             -              -
                                       ------         ------        ------         ------        ------        ------         ------

3.   Income from operations
     before income taxes (1+2)         $3,070         $1,590        $3,571         $1,540        $1,285        $3,047         $3,907
                                       ------         ------        ------         ------        ------        ------         ------

     Fixed Charges:

4.   Interest on indebtedness            $147           $134          $275           $278          $248          $229           $129

5.   Interest factor of
     annual rental expense                 23             19            43             43            57            50             50
                                       ------         ------        ------         ------        ------        ------         ------

6.   Total fixed charges
     (4+5)                               $170           $153          $318           $321          $305          $279           $179
                                       ------         ------        ------         ------        ------        ------         ------

7.   Dividends on redeemable
     preferred securities                   -              8             8             15            69            63             59

8.   Total fixed charges and
     dividends on redeemable
     preferred securities (6+7)          $170           $161          $326           $336          $374          $342           $238
                                       ------         ------        ------         ------        ------        ------         ------

9.   Income from operations before
     income taxes and fixed charges
     (3+6)                             $3,240         $1,743        $3,889         $1,861        $1,590        $3,326         $4,086
                                       ======         ======        ======         ======        ======        ======         ======

10.  Ratio of earnings to fixed
     charges before interest
     credited to contractholder
     funds (A)                           19.1  X        10.8  X       11.9  X         5.5  X        4.3  X        9.7  X        17.2
                                       ======         ======        ======         ======        ======        ======         ======

11.  Interest credited to
     contractholder funds                $950           $913        $1,846         $1,764        $1,733        $1,503         $1,362


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12.  Total fixed charges including
     dividends on redeemable
     preferred securities and
     interest credited to
     contractholder funds (8+11)       $1,120         $1,074        $2,172         $2,100        $2,107        $1,845         $1,600
                                       ------         ------        ------         ------        ------        ------         ------

13.  Income from continuing
     operations before income taxes
     and fixed charges including
     interest credtied to
     contractholder funds (3+6+11)     $4,190         $2,656        $5,735         $3,625        $3,323        $4,829         $5,448
                                       ======         ======        ======         ======        ======        ======         ======

14.  Ratio of earnings to fixed
     charges (13/12)                      3.7  X         2.5  X        2.6  X         1.7  X        1.6  X        2.6  X         3.4
                                       ======         ======        ======         ======        ======        ======         ======


(A) The Company has authority to issue up to 25,000,000 shares of preferred stock, par value $1.00 per share; however, there are currently no shares outstand and the Company does not have a preferred stock dividend obligation. Therefore, the Ratio of Earnings to Fixed Charges and Preferred Stock Dividends is equal to the Ratio of Earnings to Fixed Charges and is not disclosed separately.
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